PRICING SUPPLEMENT Dated October 21, 2021

Issuer Free Writing Prospectus Filed

Pursuant to Rule 433 Registration

Statement No. 333-260359 Supplementing

the Preliminary Prospectus Supplement,

dated October 19, 2021 and the Base

Prospectus, dated October 19, 2021

AerCap Ireland Capital Designated Activity Company

AerCap Global Aviation Trust

$1,750,000,000 1.150% Senior Notes due 2023

$3,250,000,000 1.650% Senior Notes due 2024

$1,000,000,000 1.750% Senior Notes due 2024

$3,750,000,000 2.450% Senior Notes due 2026

$3,750,000,000 3.000% Senior Notes due 2028

$4,000,000,000 3.300% Senior Notes due 2032

$1,500,000,000 3.400% Senior Notes due 2033

$1,500,000,000 3.850% Senior Notes due 2041

$500,000,000 Floating Rate Senior Notes due 2023

Guaranteed by:

AerCap Holdings N.V.

Pricing supplement, dated October 21, 2021 (this “Pricing Supplement”) to the Preliminary Prospectus Supplement, dated October 19, 2021 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated October 19, 2021 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Ireland Capital Designated Activity Company and AerCap Global Aviation Trust.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuers:	AerCap Ireland Capital Designated Activity Company and
AerCap Global Aviation Trust

Notes Offered:	1.150% Senior Notes due 2023 (the “2023 Notes”)
1.650% Senior Notes due 2024 (the “2024 Notes”)
1.750% Senior Notes due 2024 (the “2024 NC1 Notes”)

2.450% Senior Notes due 2026 (the “2026 Notes”)
3.000% Senior Notes due 2028 (the “2028 Notes”)
3.300% Senior Notes due 2032 (the “2032 Notes”)
3.400% Senior Notes due 2033 (the “2033 Notes”)
3.850% Senior Notes due 2041 (the “2041 Notes”)
Floating Rate Senior Notes due 2023 (the “Floating Rate Notes” and, together with the 2023 Notes, the 2024 Notes, the 2024 NC1 Notes, the 2026 Notes, the 2028 Notes, the 2032 Notes, the 2033 Notes and the 2041 Notes, the “Notes”)

Ratings[1]:	Baa3 / BBB / BBB- (Moody’s / S&P / Fitch)

Distribution:	SEC Registered

Trade Date:	October 21, 2021

Settlement Date:	October 29, 2021 (T+6)

We expect that delivery of the Notes will be made to investors on or about October 29, 2021, which will be the sixth business day following the date hereof (such settlement cycle being referred to as “T+6”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the date of delivery should consult their advisors.

Principal Amount:	2023 Notes: $1,750,000,000
2024 Notes: $3,250,000,000
2024 NC1 Notes: $1,000,000,000
2026 Notes: $3,750,000,000
2028 Notes: $3,750,000,000
2032 Notes: $4,000,000,000
2033 Notes: $1,500,000,000
2041 Notes: $1,500,000,000
Floating Rate Notes: $500,000,000

[1]

These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

Maturity Date:	2023 Notes: October 29, 2023
2024 Notes: October 29, 2024
2024 NC1 Notes: October 29, 2024
2026 Notes: October 29, 2026
2028 Notes: October 29, 2028
2032 Notes: January 30, 2032
2033 Notes: October 29, 2033
2041 Notes: October 29, 2041
Floating Rate Notes: September 29, 2023

Coupon:	2023 Notes: 1.150%
2024 Notes: 1.650%
2024 NC1 Notes: 1.750%
2026 Notes: 2.450%
2028 Notes: 3.000%
2032 Notes: 3.300%
2033 Notes: 3.400%
2041 Notes: 3.850%
Floating Rate Notes: Compounded SOFR plus 68 basis points

Issue Price to Public:	2023 Notes: 100.000% of the principal amount
2024 Notes: 99.878% of the principal amount
2024 NC1 Notes: 99.878% of the principal amount
2026 Notes: 99.832% of the principal amount
2028 Notes: 99.818% of the principal amount
2032 Notes: 99.624% of the principal amount
2033 Notes: 99.570% of the principal amount
2041 Notes: 99.765% of the principal amount
Floating Rate Notes: 100.000% of the principal amount
In each case, plus accrued interest, if any, from October 29, 2021

Gross Proceeds:	2023 Notes: $1,750,000,000
2024 Notes: $3,246,035,000
2024 NC1 Notes: $998,780,000
2026 Notes: $3,743,700,000
2028 Notes: $3,743,175,000
2032 Notes: $3,984,960,000
2033 Notes: $1,493,550,000
2041 Notes: $1,496,475,000
Floating Rate Notes: $500,000,000

Benchmark Treasury:	2023 Notes: 0.250% UST due September 30, 2023
2024 Notes: 0.625% UST due October 15, 2024
2024 NC1 Notes: 0.625% UST due October 15, 2024
2026 Notes: 0.875% UST due September 30, 2026
2028 Notes: 1.250% UST due September 30, 2028
2032 Notes: 1.250% UST due August 15, 2031
2033 Notes: 1.250% UST due August 15, 2031
2041 Notes: 1.750% UST due August 15, 2041

Benchmark Treasury Price /	2023 Notes: 99-195⁄8 / 0.450%
Yield:	2024 Notes: 99-161⁄4 / 0.792%
2024 NC1 Notes: 99-161⁄4 / 0.792%
2026 Notes: 98-083⁄4 / 1.236%
2028 Notes: 98-05+ / 1.529%
2032 Notes: 96-00 / 1.694%
2033 Notes: 96-00 / 1.694%
2041 Notes: 94-02+ / 2.117%

Spread to Benchmark	2023 Notes: +70 basis points
Treasury:	2024 Notes: +90 basis points
2024 NC1 Notes: +100 basis points
2026 Notes: +125 basis points
2028 Notes: +150 basis points
2032 Notes: +165 basis points
2033 Notes: +175 basis points
2041 Notes: +175 basis points

Yield to Maturity:	2023 Notes: 1.150%
2024 Notes: 1.692%
2024 NC1 Notes: 1.792%
2026 Notes: 2.486%
2028 Notes: 3.029%
2032 Notes: 3.344%
2033 Notes: 3.444%
2041 Notes: 3.867%

Interest Payment Dates:	2023 Notes: April 29 and October 29, beginning on April 29, 2022
2024 Notes: April 29 and October 29, beginning on April 29, 2022
2024 NC1 Notes: April 29 and October 29, beginning on April 29, 2022
2026 Notes: April 29 and October 29, beginning on April 29, 2022
2028 Notes: April 29 and October 29, beginning on April 29, 2022
2032 Notes: January 30 and July 30, beginning on January 30, 2022
2033 Notes: April 29 and October 29, beginning on April 29, 2022
2041 Notes: April 29 and October 29, beginning on April 29, 2022
Floating Rate Notes: March 29, June 29, September 29 and December 29, beginning on December 29, 2021

Optional Redemption:	2023 Notes: Make-whole call at T+15 basis points.
2024 Notes: Following issuance and prior to September 29, 2024, make-whole call at T+15 basis points. At any time on or after September 29, 2024, par call.
2024 NC1 Notes: Following issuance and prior to October 29, 2022, make-whole call at T+15 basis points. At any time on or after October 29, 2022, par call.
2026 Notes: Following issuance and prior to September 29, 2026, make-whole call at T+20 basis points. At any time on or after September 29, 2026, par call.
2028 Notes: Following issuance and prior to August 29, 2028, make-whole call at T+25 basis points. At any time on or after August 29, 2028, par call.
2032 Notes: Following issuance and prior to October 30, 2031, make-whole call at T+25 basis points. At any time on or after October 30, 2031, par call.
2033 Notes: Following issuance and prior to July 29, 2033, make-whole call at T+30 basis points. At any time on or after July 29, 2033, par call.
2041 Notes: Following issuance and prior to April 29, 2041, make-whole call at T+30 basis points. At any time on or after April 29, 2041, par call.

The Floating Rate Notes will not be redeemable prior to maturity, except as described below.

Special Mandatory Redemption:	Mandatorily redeemable at 101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date, in the event that the GECAS Transaction is not completed on or before the earliest of (i) June 9, 2022, (ii) the valid termination of the Transaction Agreement (other than in connection with the completion of the GECAS Transaction) and (iii) AerCap’s determination based on its reasonable judgment that the GECAS Transaction will not close.

Optional Tax Redemption:	If the Issuers become obligated to pay any additional amounts as a result of any change in the law of Ireland or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the Notes are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuers may redeem any series of Notes at their option in whole, but not in part, at any time at a price equal to 100% of the principal amount of such series of Notes, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	2023 Notes: 00774M AT2 / US00774MAT27
2024 Notes: 00774M AU9 / US00774MAU99
2024 NC1 Notes: 00774M BB0 / US00774MBB00
2026 Notes: 00774M AV7 / US00774MAV72

2028 Notes: 00774M AW5 / US00774MAW55
2032 Notes: 00774M AX3 / US00774MAX39
2033 Notes: 00774M AY1 / US00774MAY12
2041 Notes: 00774M AZ8 / US00774MAZ86
Floating Rate Notes: 00774M BA2 / US00774MBA27

Other Information

Denominations:	$150,000 and integral multiples of $1,000 in excess thereof

Underwriters:	Joint Global Coordinators:

Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC

Joint Book-Running Managers:

Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
BofA Securities, Inc.
Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Santander Investment Securities Inc.
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
HSBC Securities (USA) Inc.
TD Securities (USA) LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC
MUFG Securities Americas Inc
SG Americas Securities, LLC
Fifth Third Securities, Inc.

Co-Managers:

BofA Securities, Inc.
Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Santander Investment Securities Inc.

BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
HSBC Securities (USA) Inc.
TD Securities (USA) LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC
MUFG Securities Americas Inc
SG Americas Securities, LLC
Fifth Third Securities, Inc.

THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THIS OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUERS HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUERS HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUERS AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING CITIGROUP GLOBAL MARKETS INC. TOLL-FREE AT (800) 831-9146 OR GOLDMAN SACHS & CO. LLC TOLL-FREE AT (866) 471-2526.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.